Exhibit 10.1

Summary of the 2004 Named Executive Officers’ 2006 Annual Base Salaries

Name	Title	2006 Annual Salary
Michael J. Sonnenfeld	President, Chief Executive Officer and Director	$427,000

Walter P. Buczynski	Executive Vice President — Secondary	$330,800

John C. Camp, IV	Senior Vice President — Chief Information Officer	$220,500

John C. Kendall	Senior Vice President — Investment Portfolio	$275,700